SOFI TECHNOLOGIES, INC. REPORTS
FIRST QUARTER 2023 RESULTS
Record GAAP and Adjusted Net Revenue for First Quarter 2023
GAAP Net Revenue of $472 Million Up 43%; $460 Million Adjusted Net Revenue Up 43% Year-over-Year
Record Adjusted EBITDA of $76 Million Up 772% Year-over-Year and Up 8% Sequentially
New Member Adds of Over 433,000; Quarter-End Total Members Up 46% Year-over-Year to Nearly 5.7 Million
New Product Adds of Nearly 660,000; Quarter-End Total Products Up 46% Year-over-Year to Nearly 8.6 Million
Management Raises Full-Year 2023 Guidance
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – May 1, 2023 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its first quarter ended March 31, 2023.
“We delivered another quarter of record financial results and generated our eighth consecutive quarter of record adjusted net revenue, which was up 43% year-over-year. We also generated our third consecutive quarter of record adjusted EBITDA at $76 million, representing a 48% incremental EBITDA margin and a 16% margin overall, as well as a 54% incremental GAAP net income margin,” said Anthony Noto, CEO of SoFi Technologies, Inc. “Strength across all three of our business segments — Lending, Technology Platform and Financial Services — drove these record results.”
Consolidated Results Summary

	Three Months Ended March 31,		% Change
($ in thousands)	2023	2022
Consolidated – GAAP
Total net revenue	$472,158	$330,344	43%
Net loss	(34,422)	(110,357)	(69)%
Loss per share – basic and diluted	(0.05)	(0.14)	(64)%

Consolidated – Non-GAAP
Adjusted net revenue(1)	$460,163	$321,727	43%
Adjusted EBITDA(1)	75,689	8,684	772%
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(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Noto continued: “Our strong momentum in member, product and cross-buy adds, along with improving operating efficiency, reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy. We added over 433,000 new members during the quarter, and ended with nearly 5.7 million total members, up 46% year-over-year. We also added nearly 660,000 new products during the quarter, and ended with nearly 8.6 million total products, a 46% annual increase, while sales and marketing expenses as a percent of revenue declined approximately 100 basis points sequentially and approximately 475 basis points year-over-year.”
Noto concluded: “Total deposits grew by a record $2.7 billion, up 37% during the quarter to $10 billion at quarter-end, and 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) are from direct deposit members. For new direct deposit accounts opened in the first quarter, the median FICO score was 749. More than half of newly funded SoFi Money accounts are setting up direct deposit by day 30, and this has had a significant impact on debit spending. With our launch of offering FDIC insurance of up to $2 million, 97% of our deposits were insured at quarter end.
As a result of this growth in high quality deposits, we have benefited from a lower cost of funding for our loans. Our deposit funding also increases our flexibility to capture additional net interest margin (NIM) and optimize

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returns, a critical advantage in light of notable macro uncertainty. SoFi Bank, N.A. generated $73 million of GAAP net income at a 20% margin.”
Consolidated Results
First quarter total GAAP net revenue increased 43% to $472.2 million from the prior-year period's $330.3 million. First quarter adjusted net revenue of $460.2 million was up 43% from the same prior-year period's $321.7 million. First quarter record adjusted EBITDA of $75.7 million increased 8% sequentially.
SoFi hit a number of key financial inflection points in the quarter, including adjusted EBITDA of $75.7 million exceeding share-based compensation expense of $64.2 million, which was down from $71.0 million in the fourth quarter of 2022, marking an important step toward of our goal of positive GAAP net income in the fourth quarter of 2023. Additionally, SoFi achieved positive variable profit in the Financial Services segment for the first time and is on track for contribution profit by year end. SoFi recorded a GAAP net loss of $34.4 million for the first quarter of 2023, an improvement from the prior-year period's net loss of $110.4 million.
Member and Product Growth
SoFi achieved strong year-over-year growth in both members and products in the first quarter of 2023. New member additions of over 433,000 brought total members to nearly 5.7 million by quarter-end, up nearly 1.8 million, or 46%, from the end of 2022's first quarter.
New product additions of nearly 660,000 in the first quarter brought total products to nearly 8.6 million at quarter-end, up 46% from 5.9 million at the same prior year quarter-end.

Members	Products
In Thousands	In Thousands

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Products By Segment	Technology Platform Accounts (1)(2)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 5 in the “Financial Tables” herein.
(1)The Company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
(2)Technology Platform total accounts reflect the previously disclosed migration by one of our clients of the majority of its processing volumes to a pure processor. These accounts remained open for administrative purposes through the end of the prior reporting period, and were included in our total accounts in the prior period.
In the Financial Services segment, total products increased by 51% year-over-year, to 7.1 million from 4.7 million in the first quarter of 2022. SoFi Money (inclusive of Checking and Savings and cash management accounts) grew 48% year-over-year to 2.4 million products, SoFi Invest grew 22% year-over-year to 2.2 million products, and SoFi Relay grew 98% year-over-year to 2.2 million products.
Lending products increased 24% year-over-year to 1.4 million products, driven primarily by continued record demand for personal loans.
Technology Platform enabled accounts increased by 15% year-over-year to 126.3 million.
Lending Segment Results
Lending segment GAAP and adjusted net revenues were $337.1 million and $325.1 million, respectively, for the first quarter of 2023, up 33% and 33%, respectively, compared to the first quarter of 2022. Higher loan balances and net interest margin expansion drove strong growth in net interest income.
Lending segment first quarter contribution profit of $209.9 million increased 58% from $132.7 million in the same prior-year period. Contribution margin using Lending adjusted net revenue increased to 65% from 54% in the same prior-year period. These advances reflect SoFi’s ability to capitalize on continued strong demand for its lending products, while improving upon the member experience and realizing new efficiencies, at high credit underwriting standards.

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Lending – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Net interest income	$201,047	$94,354	113%
Noninterest income	136,034	158,635	(14)%
Total net revenue – Lending	337,081	252,989	33%
Servicing rights – change in valuation inputs or assumptions	(12,084)	(11,580)	4%
Residual interests classified as debt – change in valuation inputs or assumptions	89	2,963	(97)%
Directly attributable expenses	(115,188)	(111,721)	3%
Contribution Profit	$209,898	$132,651	58%

Adjusted net revenue – Lending(1)	$325,086	$244,372	33%
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(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
First quarter Lending segment total origination volume increased 7% year-over-year, as a result of continued strong demand for personal loans.
Record personal loan originations of nearly $3 billion in the first quarter of 2023 were up $0.9 billion, or 46%, year-over-year, and rose 20% sequentially. This strong performance was aided by years of investment in technology to automate and accelerate the application-to-approval process for qualified borrowers and constant testing of risk controls and underwriting models to maintain high credit quality. First quarter student loan volume of over $525 million was down more than 50% from the average pre-pandemic volume as the moratorium on federal student loan payments continues to weigh on the business. First quarter home loan volumes of nearly $90 million were down 71% year-over-year, due to continued issues with fulfillment partners and macroeconomic headwinds from rising rates. The Company is continuing to integrate Wyndham Capital Mortgage, which was acquired at the beginning of the second quarter of 2023.

Lending – Originations and Average Balances
	Three Months Ended March 31,		% Change
	2023	2022
Origination volume ($ in thousands, during period)
Personal loans	$2,951,358	$2,026,004	46%
Student loans	525,373	983,804	(47)%
Home loans	89,787	312,383	(71)%
Total	$3,566,518	$3,322,191	7%

Average loan balance ($, as of period end)(1)
Personal loans	$25,008	$23,635	6%
Student loans	46,106	49,297	(6)%
Home loans	283,579	284,111	—%
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(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on the balance sheet and transferred loans with which SoFi has a continuing involvement through its servicing agreements.

Lending – Products	March 31,
	2023	2022	% Change
Personal loans	904,912	657,549	38%
Student loans	484,961	456,773	6%
Home loans	26,249	24,244	8%
Total lending products	1,416,122	1,138,566	24%

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Technology Platform Segment Results
Technology Platform segment net revenue of $77.9 million for the first quarter of 2023 increased 28% year-over-year, and includes record Galileo revenues, which were up 3% year-over-year, and continued strong contribution from Technisys. Contribution profit of $14.9 million decreased 19% year-over-year, for a margin of 19%. Excluding Technisys, contribution margin was 28%. We are seeing strong adoption of new products, including Konecta, our AI natural language customer service bot, and our Payments Risk Platform (PRP), a platform which leverages transactional data to reduce transaction fraud.

Technology Platform – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Total net revenue – Technology Platform	$77,887	$60,805	28%
Directly attributable expenses	(63,030)	(42,550)	48%
Contribution Profit	$14,857	$18,255	(19)%
Technology Platform total enabled client accounts increased 15% year-over-year, to 126.3 million from 109.7 million. We signed 5 new clients in the first quarter of 2023, 4 of which are B2B clients. Additionally, we have made great progress on our strategy to sign larger, more durable clients.

Technology Platform	March 31,
	2023	2022	% Change
Total accounts	126,326,916	109,687,014	15%
Financial Services Segment Results
Financial Services segment net revenue increased 244% in the first quarter of 2023 to $81.1 million from the prior year period's total of $23.5 million.
The Financial Services segment contribution loss was $24.2 million, reflecting a $25.3 million improvement over the prior-year quarter's $49.5 million loss, as well as positive variable profit in the segment. This came as a result of continued improvement in monetization for the segment, along with increasing operating leverage as we efficiently scale this business.

Financial Services – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Net interest income	$58,037	$5,882	887%
Noninterest income	23,064	17,661	31%
Total net revenue – Financial Services	81,101	23,543	244%
Directly attributable expenses	(105,336)	(73,058)	44%
Contribution loss	$(24,235)	$(49,515)	(51)%

By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 2.4 million, or 51%, year-over-year in the first quarter of 2023, bringing the total to 7.1 million at quarter-end. In the first quarter of 2023, SoFi Money products increased by nearly 218,000, SoFi Invest products increased by over 52,000 and Relay products increased by nearly 284,000.
Most notably, upon securing a bank charter in the first quarter of 2022, SoFi launched a Checking and Savings offering, which today has an APY of up to 4.20%, no minimum balance requirement nor balance limits, a host of free features and a unique rewards program. Total deposits grew 37% during the quarter to $10.1 billion at quarter-end, and 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) are from

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direct deposit members. More than half of newly funded SoFi Money accounts were setting up direct deposit by day 30 in the first quarter of 2023.

Financial Services – Products	March 31,
	2023	2022	% Change
Money(1)	2,413,013	1,625,000	48%
Invest	2,210,915	1,807,478	22%
Credit Card	193,236	117,009	65%
Referred loans	44,586	17,239	159%
Relay	2,205,931	1,115,564	98%
At Work	70,560	41,281	71%
Total financial services products	7,138,241	4,723,571	51%
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(1)Includes SoFi Checking and Savings accounts held at SoFi Bank, and cash management accounts.
Guidance and Outlook
Management expects to generate $470 to $480 million of adjusted net revenue in the second quarter of 2023, up 32% to 35% year-over-year, and $50 to $60 million of adjusted EBITDA.
For the full year 2023, management expects adjusted net revenue of $1.955 to $2.02 billion, up from its prior guidance of $1.925 to $2.0 billion, and full-year adjusted EBITDA of $268 to $288 million, up from its prior guidance of $260 to $280 million, representing a 30% incremental adjusted EBITDA margin. Management expects to reach quarterly GAAP net income profitability by the fourth quarter of 2023, with GAAP net income incremental margins for the full year of 20%.
Management will further address second quarter and full-year 2023 guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures of total net revenue, net income and gross margin. This is because the Company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

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Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the second quarter of 2023 and full year adjusted net revenue and adjusted EBITDA, our expectations regarding the profitability of the Financial Services segment, our expectations regarding our ability to continue to grow our business, improve our financials and increase our member, product and total accounts count, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “continue”, “expect”, “may”, “strategy”, “might”, “plan”, “would”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and uncertainties related to macroeconomic factors such as rising and fluctuating inflation and interest rates and any resurgence of the COVID-19 pandemic; (ii) our ability to achieve profitability and continued growth across our three businesses in the future, as well as our ability to achieve GAAP net income profitability in the fourth quarter of 2023 and expected GAAP net income margins; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment, including any further extension of the federal student loan payment moratorium or loan forgiveness, and our expectations regarding the return to pre-pandemic student loan demand levels; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to respond and adapt to changing market and economic conditions, including recessionary pressures, inflationary pressures and interest rates; (vi) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vii) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (viii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital on acceptable terms or at all, including debt financing and other sources of capital to finance operations and growth; (x) the success of our continued investments in our Financial Services segment and in our business generally; (xi) the success of our marketing efforts and our ability to expand our member base and increase our product adds; (xii) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our expectations with respect to our Technology Platform segment and our expected margins and growth opportunities in that segment, including our ability to realize the benefits of the Technisys acquisition; and (xviii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act.
These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi's mission is to help our members achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our nearly 5.7 million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

FINANCIAL TABLES
1. Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
2. Reconciliation of GAAP to Non-GAAP Financial Measures
3. Unaudited Condensed Consolidated Balance Sheets
4. Unaudited Condensed Consolidated Cash Flow Data
5. Company Metrics
6. Segment Financials

Table 1

SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended March 31,
	2023	2022
Interest income
Loans	$357,342	$114,385
Securitizations	3,054	2,758
Other	11,168	1,269
Total interest income	371,564	118,412
Interest expense
Securitizations and warehouses	54,324	19,906
Deposits	73,116	431
Corporate borrowings	8,000	2,649
Other	114	493
Total interest expense	135,554	23,479
Net interest income	236,010	94,933
Noninterest income
Loan origination and sales	126,511	157,704
Securitizations	(3,177)	(11,281)
Servicing	12,742	12,236
Technology products and solutions	72,801	59,857
Other	27,271	16,895
Total noninterest income	236,148	235,411
Total net revenue	472,158	330,344
Noninterest expense
Technology and product development	117,059	81,908
Sales and marketing	175,154	138,138
Cost of operations	83,908	70,437
General and administrative	123,689	136,505
Provision for credit losses	8,407	12,961
Total noninterest expense	508,217	439,949
Loss before income taxes	(36,059)	(109,605)
Income tax benefit (expense)	1,637	(752)
Net loss	$(34,422)	$(110,357)

Loss per share
Loss per share – basic	$(0.05)	$(0.14)
Loss per share – diluted	$(0.05)	$(0.14)
Weighted average common stock outstanding – basic	929,270,723	852,853,596
Weighted average common stock outstanding – diluted	929,270,723	852,853,596

Table 2
Non-GAAP Financial Measures
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended March 31,
($ in thousands)	2023	2022
Total net revenue	$472,158	$330,344
Servicing rights – change in valuation inputs or assumptions(1)	(12,084)	(11,580)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	89	2,963
Adjusted net revenue	$460,163	$321,727

	Three Months Ended March 31,
($ in thousands)	2023	2022
Total net revenue – Lending	$337,081	$252,989
Servicing rights – change in valuation inputs or assumptions(1)	(12,084)	(11,580)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	89	2,963
Adjusted net revenue – Lending	$325,086	$244,372
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(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization variable interest entities (“VIEs”) by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are not direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vi) transaction-related expenses, (vii) fair value changes in warrant liabilities, (viii) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, and (viv) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance. We reconcile adjusted EBITDA to net loss, the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended March 31,
($ in thousands)	2023	2022
Net loss	$(34,422)	$(110,357)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	8,000	2,649
Income tax (benefit) expense(2)	(1,637)	752
Depreciation and amortization(3)	45,321	30,698
Share-based expense	64,226	77,021
Restructuring charges(4)	4,953	—
Impairment expense(5)	1,243	—
Transaction-related expense(6)	—	16,538
Servicing rights – change in valuation inputs or assumptions(7)	(12,084)	(11,580)
Residual interests classified as debt – change in valuation inputs or assumptions(8)	89	2,963
Total adjustments	110,111	119,041
Adjusted EBITDA	$75,689	$8,684
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(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense included interest on our revolving credit facility and the amortization of debt discount and debt issuance costs on our convertible notes. Revolving credit facility interest expense in the 2023 period increased due to higher interest rates relative to the prior year on identical outstanding debt.
(2)Income taxes were primarily attributable to tax expense associated with the profitability of SoFi Bank in state jurisdictions where separate filings are required. For the three-month 2023 period, this expense was more than offset by income tax benefits from foreign losses in jurisdictions with net deferred tax liabilities related to Technisys.
(3)Depreciation and amortization expense for the 2023 period increased compared to 2022 primarily in connection with acquisitions and growth in our internally-developed software balance during 2023.
(4)Restructuring charges in the 2023 period primarily included employee-related wages, benefits and severance associated with a small reduction in headcount in our Technology Platform segment, which do not reflect expected future operating expenses and are not indicative of our core operating performance.
(5)Impairment expense in the 2023 period relates to a sublease arrangement, which is not indicative of our core operating performance.
(6)Transaction-related expenses in the 2022 period primarily included financial advisory and professional services costs associated with our acquisition of Technisys.
(7)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(8)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.

Table 3
SoFi Technologies, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$2,487,778	$1,421,907
Restricted cash and restricted cash equivalents	489,736	424,395
Investment securities (includes available-for-sale securities of $174,836 and $195,438 at fair value with associated amortized cost of $180,629 and $203,418, as of March 31, 2023 and December 31, 2022, respectively)	360,068	396,769
Loans held for sale, at fair value	15,858,105	13,557,074
Loans held for investment (less allowance for credit losses on loans at amortized cost of $38,937 and $40,788, as of March 31, 2023 and December 31, 2022, respectively)	328,029	307,957
Servicing rights	146,514	149,854
Property, equipment and software	180,109	170,104
Goodwill	1,622,991	1,622,991
Intangible assets	419,880	442,155
Operating lease right-of-use assets	94,283	97,135
Other assets (less allowance for credit losses of $1,645 and $2,785, as of March 31, 2023 and December 31, 2022, respectively)	465,468	417,334
Total assets	$22,452,961	$19,007,675
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$10,016,404	$7,265,792
Noninterest-bearing deposits	72,037	76,504
Total deposits	10,088,441	7,342,296
Accounts payable, accruals and other liabilities	554,106	516,215
Operating lease liabilities	114,902	117,758
Debt	6,125,501	5,485,882
Residual interests classified as debt	15,565	17,048
Total liabilities	16,898,515	13,479,199
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; 3,234,000 and 3,234,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	320,374	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 940,338,835 and 933,896,120 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	94	93
Additional paid-in capital	6,778,262	6,719,826
Accumulated other comprehensive loss	(6,341)	(8,296)
Accumulated deficit	(1,537,943)	(1,503,521)
Total permanent equity	5,234,072	5,208,102
Total liabilities, temporary equity and permanent equity	$22,452,961	$19,007,675

Table 4
SoFi Technologies, Inc.
Unaudited Condensed Consolidated Cash Flow Data
(In Thousands)

	Three Months Ended March 31,
	2023	2022
Net cash used in operating activities	$(2,210,107)	$(1,011,224)
Net cash (used in) provided by investing activities	(42,806)	49,879
Net cash provided by financing activities	3,384,418	1,895,158
Effect of exchange rates on cash and cash equivalents	(293)	(38)
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	1,131,212	933,775
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,846,302	768,437
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$2,977,514	$1,702,212

Table 5
Company Metrics

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Members	5,655,711	5,222,533	4,742,673	4,318,705	3,868,334	3,460,298	2,937,379	2,560,492	2,281,092
Total Products	8,554,363	7,894,636	7,199,298	6,564,174	5,862,137	5,173,197	4,267,665	3,667,121	3,184,554
Total Products — Lending segment	1,416,122	1,340,597	1,280,493	1,202,027	1,138,566	1,078,952	1,030,882	981,440	945,227
Total Products — Financial Services segment	7,138,241	6,554,039	5,918,805	5,362,147	4,723,571	4,094,245	3,236,783	2,685,681	2,239,327
Total Accounts — Technology Platform segment(1)	126,326,916	130,704,351	124,332,810	116,570,038	109,687,014	99,660,657	88,811,022	78,902,156	69,572,680
___________________
(1)Beginning in the fourth quarter of 2021, the Company included SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 were determined to be immaterial, and as such were not recast.

Members
We refer to our customers as “members”. We define a member as someone who has had a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have continuous access to our certified financial planners, our career advice services, our member events, our content, educational material, news, tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they violate our terms of service. We adjust our total number of members in the event a member is removed in accordance with our terms of service. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, additional grounds for removing members from our total member count could occur. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count in any one period may not yet reflect such adjustments.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (presented inclusive of SoFi Checking and Savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. SoFi Checking and Savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of three products: active investing accounts, robo-advisory accounts and digital assets accounts. Our members can select any one or combination of the three types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. Beginning in the fourth quarter of 2021, we included intercompany accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue, which includes intercompany revenue. We recast the accounts in the fourth quarter of 2021, but did not recast the accounts for the earlier quarters in 2021, as the impact was determined to be immaterial. Total accounts is a primary indicator of the accounts dependent upon Galileo’s technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials

	Quarter Ended
($ in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Lending
Net interest income	$201,047	$183,607	$139,516	$114,003	$94,354	$77,246	$72,257	$56,822	$51,777
Total noninterest income	136,034	144,584	162,178	143,114	158,635	136,518	138,034	109,469	96,200
Total net revenue	337,081	328,191	301,694	257,117	252,989	213,764	210,291	166,291	147,977
Adjusted net revenue(1)	325,086	314,930	296,965	250,681	244,372	208,032	215,475	172,232	168,037
Contribution profit	209,898	208,799	180,562	141,991	132,651	105,065	117,668	89,188	87,686
Technology Platform
Net interest income (expense)	$—	$—	$—	$—	$—	$—	$39	$(32)	$(36)
Total noninterest income	77,887	85,652	84,777	83,899	60,805	53,299	50,186	45,329	46,101
Total net revenue(2)	77,887	85,652	84,777	83,899	60,805	53,299	50,225	45,297	46,065
Contribution profit	14,857	16,881	19,536	21,841	18,255	20,008	15,741	13,013	15,685
Financial Services
Net interest income	$58,037	$45,609	$28,158	$12,925	$5,882	$1,785	$1,209	$542	$229
Total noninterest income	23,064	19,208	20,795	17,438	17,661	20,171	11,411	16,497	6,234
Total net revenue	81,101	64,817	48,953	30,363	23,543	21,956	12,620	17,039	6,463
Contribution loss(2)	(24,235)	(43,588)	(52,623)	(53,700)	(49,515)	(35,189)	(39,465)	(24,745)	(35,519)
Corporate/Other
Net interest expense	$(23,074)	$(20,632)	$(9,824)	$(4,199)	$(5,303)	$(2,454)	$(1,130)	$(1,320)	$(4,690)
Total noninterest income (loss)	(837)	(1,349)	(1,615)	(4,653)	(1,690)	(957)	—	3,967	169
Total net revenue (loss)(2)	(23,911)	(21,981)	(11,439)	(8,852)	(6,993)	(3,411)	(1,130)	2,647	(4,521)
Consolidated
Net interest income	$236,010	$208,584	$157,850	$122,729	$94,933	$76,577	$72,375	$56,012	$47,280
Total noninterest income	236,148	248,095	266,135	239,798	235,411	209,031	199,631	175,262	148,704
Total net revenue	472,158	456,679	423,985	362,527	330,344	285,608	272,006	231,274	195,984
Adjusted net revenue(1)	460,163	443,418	419,256	356,091	321,727	279,876	277,190	237,215	216,044
Net loss	(34,422)	(40,006)	(74,209)	(95,835)	(110,357)	(111,012)	(30,047)	(165,314)	(177,564)
Adjusted EBITDA(1)	75,689	70,060	44,298	20,304	8,684	4,593	10,256	11,240	4,132
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. There are equal and offsetting expenses reflected within the Financial Services and Technology Platform segment directly attributable expenses. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated loss before income taxes. For the year ended December 31, 2021, all intercompany amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial.